SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________________

SCHEDULE 13D/A
(RULE 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
13d-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

PRIME RETAIL, INC.

(NAME OF ISSUER)

10.5% SERIES A SENIOR CUMULATIVE PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE

(TITLE OF CLASS OF SECURITIES)

741570-20-4

(CUSIP NUMBER)

Randal A. Nardone
Chief Operating Officer and Secretary
Fortress Investment Trust II
1251 Avenue of the Americas
16th Floor
New York, New York 10020
(212) 798-6100

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

COPY TO:

John J. Sabl
Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
(312) 853-7000

July 15, 2003
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box [   ].

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PRT PSA LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
00

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FORTRESS INVESTMENT TRUST II (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
IC

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FORTRESS INVESTMENT FUND II LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
NOT APPLICABLE

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
00

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FORTRESS FUND MM II LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
NOT APPLICABLE

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
00

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FORTRESS INVESTMENT GROUP LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
NOT APPLICABLE

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
00

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FORTRESS INVESTMENT HOLDINGS LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [ ])

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP NOT APPLICABLE	(a) (b)	[ ] [ ]

3	SEC USE ONLY

4	SOURCE OF FUNDS
NOT APPLICABLE

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e).		[ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF	7	SOLE VOTING POWER	-0-
SHARES
BENEFICIALLY
OWNED BY	8	SHARED VOTING POWER	-230,000-
EACH
REPORTING PERSON
WITH	9	SOLE DISPOSITIVE POWER	-0-

	10	SHARED DISPOSITIVE POWER	-230,000-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-230,000-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

NOT APPLICABLE

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.0%

14	TYPE OF REPORTING PERSON
00

ITEM 4.	PURPOSE OF TRANSACTION.

On July 15, 2003, Fortress Investment Trust II sent to Prime Retail, Inc. the letter filed as Exhibit 5 hereto.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 5	Letter dated July 15, 2003 from Fortress Investment Trust II to Prime Retail, Inc.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

PRT PSA LLC

By: /s/ Randal A. Nardone Randal A. Nardone as Secretary and Chief Operating Officer of Fortress Investment Trust II, sole member of PRT PSA LLC

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

FORTRESS INVESTMENT TRUST II

By: /s/ Randal A. Nardone Randal A. Nardone as Secretary and Chief Operating Officer

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

FORTRESS INVESTMENT FUND II LLC

By: /s/ Randal A. Nardone Randal A. Nardone as Chief Operating Officer and Secretary of Fortress Fund MM II LLC, managing member of Fortress Investment Fund II LLC

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

FORTRESS FUND MM II LLC

By: /s/ Randal A. Nardone Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

FORTRESS INVESTMENT GROUP LLC

By: /s/ Randal A. Nardone Randal A. Nardone, as Chief Operating Officer and Secretary

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 16, 2003

FORTRESS INVESTMENT HOLDINGS LLC

By: /s/ Randal A. Nardone Randal A. Nardone, as Manager